UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2009

SPECTRUMDNA, INC.
(Exact name of registrant as specified in its charter)

Commission file number 333-148883

Delaware	20-4880377
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1700 Park Avenue, Suite 2020
P.O. Box 682798
Park City, Utah	84068
(Address of principal	(Zip Code)
executive offices)

Registrant’s  telephone number, including area code:    (435) 658-1349

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

See Item 8.01 below for information on the Consulting Agreement entered into by SpectrumDNA, Inc. (the “Company”) and HFP Capital Markets, LLC (“HFP”).  Pursuant thereto, the Company has agreed to grant HFP 4,000,000 shares of the Company’s restricted common stock, which shall vest and become issuable to HFP or its designees 120 days from the full execution of the agreement.   The Company will require HFP and its designees, if any, to represent to and agree with the Company in writing that HFP and its designees, if any, are acquiring the shares for investment purposes only and without a view to the distribution thereof.  The securities are to be issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01   Other Events

On July 31, 2009, the Company entered into a Consulting Agreement (the “Agreement”) with HFP pursuant to which HFP will provide certain consulting services to the Company including but not limited to assistance in securing future investment in the Company, assistance with certain corporate finance and investment banking activities, assistance with new business development, sales and marketing opportunities, and such other services as set forth therein.  The term of the Agreement is three years, although the Company may terminate upon thirty days written notice for any reason or no reason at all, but no sooner than six months from the full execution of the Agreement.  The Company will compensate HFP for these consulting services by issuing to HFP or its designees 4,000,000 shares of the Company’s restricted common stock.  See Item 3.02 above for further information.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUMDNA, INC. (Registrant)

Dated: August 6, 2009	By:	/s/ Rebecca D. Hershinger
Rebecca D. Hershinger,
Chief Financial Officer

3